EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, APRIL 28, 2017

ExxonMobil Earns $4 Billion During First Quarter 2017

•	New discovery, strategic acquisitions and key initiatives position company for growth
•	Earnings more than double from prior year quarter with solid results from all segments
•	Cash flow from operating activities more than covered first quarter dividends and additions to property, plant and equipment

	First Quarter
	2017	2016	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	4,010	1,810	122
Earnings Per Common Share
Assuming Dilution	0.95	0.43	121

Capital and Exploration
Expenditures	4,169	5,127	-19

IRVING, Texas – April 28, 2017 – Exxon Mobil Corporation today announced estimated first quarter 2017 earnings of $4 billion, or $0.95 per diluted share, compared with $1.8 billion a year earlier, resulting from improvements in commodity prices, cost management and refining operations.

“Our results reflect an increase in commodity prices and highlight our continued focus on controlling costs and operating efficiently,” said Darren W. Woods, chairman and chief executive officer. “We continue to make strategic acquisitions, advance key initiatives and fund long-term growth projects across the value chain.”

Upstream volumes were 4.2 million oil-equivalent barrels per day, a decline of 4 percent compared with the prior year, primarily due to the impact of lower entitlements due to increasing prices, and higher maintenance.

Upstream earnings of $2.3 billion improved on higher liquids and gas realizations. Downstream earnings of $1.1 billion benefited from increased refinery throughput. Chemical earnings of $1.2 billion were impacted primarily by lower margins.

Capital and exploration expenditures totaled $4.2 billion as the company advanced investments across its integrated businesses.

During the quarter, the corporation distributed $3.1 billion in dividends to shareholders.

First Quarter Highlights
•	Earnings of $4 billion increased 122 percent from the first quarter of 2016.
•	Earnings per share assuming dilution were $0.95.
•	Cash flow from operations and asset sales was $8.9 billion, including proceeds associated with asset sales of $687 million.
•	Capital and exploration expenditures were $4.2 billion, down 19 percent from the first quarter of 2016.
•

Oil‑equivalent production was 4.2 million oil-equivalent barrels per day, down 4 percent from the prior year.  Excluding entitlement effects and divestments, oil-equivalent production was down 1 percent from the prior year.

•	The corporation distributed $3.1 billion in dividends to shareholders.
•	Dividends per share of $0.75 increased 2.7 percent compared with the first quarter of 2016.
•	During the quarter, ExxonMobil completed the acquisitions of InterOil Corporation and companies with oil and gas properties primarily in the Permian Basin.
•

ExxonMobil and Eni S.p.A. signed a sale and purchase agreement to enable ExxonMobil to acquire a 25 percent indirect interest in the natural gas-rich Area 4 block, offshore Mozambique, for approximately $2.8 billion.  The acquisition will be completed following satisfaction of a number of conditions precedent, including clearance from regulatory authorities.

•	The company secured additional high‑potential exploration acreage in Papua New Guinea, Cyprus and the U.S. Gulf of Mexico.
•

ExxonMobil announced positive results from the Snoek well offshore Guyana, confirming a new discovery on the Stabroek Block.  The well encountered more than 82 feet (25 meters) of high-quality, oil-bearing sandstone reservoirs.

•

The company announced plans to expand the production of high-quality lubricant basestocks at the Singapore refinery.  The investment will increase the supply of lubricant basestocks designed to maximize the performance of all major automotive engine oil grades and to enhance the performance of finished lubricants used in multiple industries.

•

ExxonMobil launched Mobil 1 Annual Protection, which offers consumers the convenience of driving one full year or up to 20,000 miles between oil changes.  Mobil 1 Annual Protection has been specifically formulated to offer maximum wear protection, as well as increase resistance to oil breakdown and protect engine parts from harmful sludge and deposits, resulting in extended engine life.

•

Synthetic Genomics, Inc. and ExxonMobil announced they have extended their agreement to conduct joint research into advanced algae biofuels after making significant progress in understanding algae genetics.

First Quarter 2017 vs. First Quarter 2016

Upstream earnings were $2.3 billion, compared to a loss of $76 million in the first quarter of 2016. Higher liquids and gas realizations increased earnings by $2.3 billion. Lower volume and mix effects decreased earnings by $150 million. All other items increased earnings by $170 million primarily as a result of lower expenses.

On an oil-equivalent basis, production decreased 4 percent from the first quarter of 2016. Liquids production of 2.3 million barrels per day decreased 205,000 barrels per day due to lower entitlements and higher maintenance activity mainly in Canada and Nigeria. Natural gas production of 10.9 billion cubic feet per day increased 184 million cubic feet per day from 2016 as project ramp‑up was partly offset by field decline.

U.S. Upstream earnings were a loss of $18 million, compared to a loss of $832 million in the first quarter of 2016. Non-U.S. Upstream earnings were $2.3 billion, up $1.5 billion from the prior year.

Downstream earnings were $1.1 billion, up $210 million from the first quarter of 2016. Higher margins increased earnings by $10 million. Volume and mix effects increased earnings by $160 million. All other items increased earnings by $40 million. Petroleum product sales of 5.4 million barrels per day were 61,000 barrels per day higher than last year’s first quarter.

Earnings from the U.S. Downstream were $292 million, up $105 million from the first quarter of 2016. Non-U.S. Downstream earnings of $824 million were $105 million higher than last year.

Chemical earnings of $1.2 billion were $184 million lower than the first quarter of 2016. Weaker margins decreased earnings by $70 million. All other items, primarily increased turnaround expenses and unfavorable foreign exchange effects, decreased earnings by $110 million. First quarter prime product sales of 6.1 million metric tons were 101,000 metric tons lower than last year's first quarter.

U.S. Chemical earnings of $529 million were $52 million lower than the first quarter of 2016. Non‑U.S. Chemical earnings of $642 million were $132 million lower than last year.

Corporate and financing expenses were $529 million for the first quarter of 2017, up $154 million from the first quarter of 2016 due to the absence of favorable tax items.

During the first quarter of 2017, Exxon Mobil Corporation purchased 6 million shares of its common stock for the treasury at a gross cost of $496 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.  During the quarter, the company issued a combined 96 million shares of common stock to complete the acquisition of InterOil Corporation and the acquisition of entities that own oil and gas properties located primarily in the Permian Basin.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on April 28, 2017. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Future results, including project plans, costs, timing, and capacities; capital and exploration expenditures; asset carrying values; resource recoveries; the impact of new technologies; and share purchase levels, could differ materially due to factors including: changes in oil, gas or petrochemical prices or other market or economic conditions affecting the oil, gas or petrochemical industries, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms and outcome of commercial negotiations; the results of research programs; changes in technical or operating conditions; actions of competitors; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2016 Form 10‑K. Closing of pending acquisitions is also subject to satisfaction of the conditions precedent provided in the applicable agreement. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.  Mobil 1 is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
	Attachment I
Exxon Mobil Corporation
First Quarter 2017
(millions of dollars, unless noted)
	First Quarter
	2017	2016
Earnings / Earnings Per Share

Total revenues and other income	63,287	48,707
Total costs and other deductions	57,369	46,977
Income before income taxes	5,918	1,730
Income taxes	1,828	(51)
Net income including noncontrolling interests	4,090	1,781
Net income attributable to noncontrolling interests	80	(29)
Net income attributable to ExxonMobil (U.S. GAAP)	4,010	1,810

Earnings per common share (dollars)	0.95	0.43

Earnings per common share
- assuming dilution (dollars)	0.95	0.43

Other Financial Data

Dividends on common stock
Total	3,134	3,054
Per common share (dollars)	0.75	0.73

Millions of common shares outstanding
At March 31	4,237	4,147
Average - assuming dilution	4,223	4,178

ExxonMobil share of equity at March 31	177,151	172,187
ExxonMobil share of capital employed at March 31	223,447	217,242

Income taxes	1,828	(51)
Sales-based taxes	5,342	4,815
All other taxes	6,903	6,731
Total taxes	14,073	11,495

ExxonMobil share of income taxes of
equity companies	647	480

	Attachment II

Exxon Mobil Corporation
First Quarter 2017
(millions of dollars)
	First Quarter
	2017	2016
Earnings (U.S. GAAP)
Upstream
United States	(18)	(832)
Non-U.S.	2,270	756
Downstream
United States	292	187
Non-U.S.	824	719
Chemical
United States	529	581
Non-U.S.	642	774
Corporate and financing	(529)	(375)
Net income attributable to ExxonMobil	4,010	1,810

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	8.2	4.8
Proceeds associated with asset sales	0.7	0.2
Cash flow from operations and asset sales	8.9	5.0

	Attachment III

Exxon Mobil Corporation
First Quarter 2017

	First Quarter
	2017	2016
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	513	500
Canada / South America	421	476
Europe	205	218
Africa	433	565
Asia	711	726
Australia / Oceania	50	53
Worldwide	2,333	2,538

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,011	3,160
Canada / South America	218	258
Europe	2,768	2,775
Africa	5	2
Asia	3,807	3,794
Australia / Oceania	1,099	735
Worldwide	10,908	10,724

Oil-equivalent production (koebd)[1]	4,151	4,325

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

	Attachment IV

Exxon Mobil Corporation
First Quarter 2017

	First Quarter
	2017	2016
Refinery throughput (kbd)
United States	1,621	1,602
Canada	397	398
Europe	1,453	1,269
Asia Pacific	652	729
Other	201	187
Worldwide	4,324	4,185

Petroleum product sales (kbd)
United States	2,155	2,218
Canada	494	476
Europe	1,536	1,429
Asia Pacific	708	766
Other	502	445
Worldwide	5,395	5,334

Gasolines, naphthas	2,163	2,211
Heating oils, kerosene, diesel	1,833	1,699
Aviation fuels	370	402
Heavy fuels	380	386
Specialty products	649	636
Worldwide	5,395	5,334

Chemical prime product sales,
thousand metric tons (kt)
United States	2,280	2,400
Non-U.S.	3,792	3,773
Worldwide	6,072	6,173

	Attachment V

Exxon Mobil Corporation
First Quarter 2017
(millions of dollars)
	First Quarter
	2017	2016
Capital and Exploration Expenditures
Upstream
United States	704	1,075
Non-U.S.	2,415	2,904
Total	3,119	3,979
Downstream
United States	205	189
Non-U.S.	340	339
Total	545	528
Chemical
United States	388	434
Non-U.S.	109	177
Total	497	611

Other	8	9

Worldwide	4,169	5,127

Exploration expenses charged to income
included above
Consolidated affiliates
United States	34	108
Non-U.S.	253	246
Equity companies - ExxonMobil share
United States	-	-
Non-U.S.	14	(10)
Worldwide	301	344

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95

[1] Computed using the average number of shares outstanding during each period.